Exhibit 1.4

Pivotal Web Event Features Leading Industry Analyst

Web event topic: ‘How to Create a Smart CRM Strategy and Choose Technology Wisely’

FOR IMMEDIATE RELEASE

Vancouver, BC — November 24, 2004 — Pivotal Corporation, a CDC Software company, and a leading CRM solution provider for mid-sized enterprises today announced that it will host ‘How to Create a Smart CRM Strategy and Choose Technology Wisely’ — a Web event featuring Gartner research director Wendy Close on Wednesday December 1, 2004 at 2:00 p.m. EDT (11:00 a.m. PDT).

With an ever-expanding array of CRM technologies to consider, it is growing increasingly difficult for companies to focus on the ultimate goals of CRM — creating enhanced customer experiences and growing revenues long-term. A carefully considered CRM strategy can help match available technologies to the actual business processes required to achieve these goals.

During this Web event, Gartner research director Wendy Close will examine the results that mid-sized businesses can achieve with CRM, how to create a CRM strategy and how to best align CRM software decisions with that strategy. Close is Garter’s lead analyst on customer relationship management strategies, technologies and suppliers for mid-sized businesses and mid-sized divisions of larger enterprises.

Web Event Details:

DATE: Wednesday, December 1, 2004
TIME: 2:00 p.m. EDT (11:00 a.m. PDT)
REGISTER: http://www.pivotal.com/industry/pr

About Pivotal Corporation

Pivotal Corporation, a software unit of chinadotcom corporation [NASDAQ: CHINA], is a leading CRM company that is 100 percent purpose-built to serve the demanding requirements of mid-sized enterprises — a powerful, highly flexible application platform, a complete set of CRM applications, and low-cost, results-producing implementation services. Pivotal delivers software and services that are designed to produce meaningful increases in revenues, margins and customer loyalty for companies and business units in the revenue range of $100 million to $3 billion. More than 1,700 companies around the world have licensed Pivotal including: Centex Homes, Farm Credit Services of America, Premera Blue Cross, Qiagen, Sharp Electronics Corporation, and WellCare Health Plans.

Pivotal’s complete CRM software suite includes a powerful application platform and additional capabilities in contact centers, partner management and interactive selling. For more information, visit www.pivotal.com.

About chinadotcom corporation

chinadotcom corporation (NASDAQ: CHINA; Website: www.corp.china.com) is a leading integrated enterprise software and mobile applications company focused on China and internationally. The company has approximately 2000 employees with operations in over 14 countries.

For more information about chinadotcom corporation, please visit the website http://www.corp.china.com.

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. Factors that could cause actual results to differ materially from those anticipated in the forward looking statements include, the need to develop, integrate and deploy applications to meet customer’s requirements, the possibility of development or deployment difficulties or delays, the dependence on customer satisfaction with Pivotal’s CRM software, continued commitment to the deployment of the solution, and the risks involved in developing software solutions and integrating them with third-party software and services. Further information on risks or other factors is detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, chinadotcom corporation, including its Annual Report for the year ended December 31, 2003 on Form 20-F/A filed on July 8, 2004. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

Press Contact:

Leslie Castellani
Pivotal Corporation
Tel: 604/699-8151
Email: lcastellani@pivotal.com

© 2004 Pivotal Corporation. All rights reserved. Pivotal is a registered trademark of Pivotal Corporation. All other trade names mentioned are trademarks and/or registered trademarks of their respective owners.